Exhibit 99.1

Aetherium Receives Nasdaq Notice and Provides Update on Compliance Plans

GREENWICH, Conn. – July 1, 2024 – Aetherium Acquisition Corp. (Nasdaq: GMFI) (the “Company”) previously announced on Form 8-K that The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company on June 18, 2024, that the Nasdaq Hearings Panel (the “Panel”) is seeking to suspend trading of the Company’s securities because the Company did not regain compliance with the (i) total holder requirement under Listing Rule 5450(a)(2) and (ii) the minimum market value of listed securities (“MVLS”) requirement under Listing Rule 5450(b)(2)(A).

On June 20, 2024, the Company requested a hearing before Nasdaq’s Listing Council and is preparing a plan of compliance to submit to Nasdaq on or before July 5, 2024. Pursuant to the Company’s previously approved compliance plan, which included qualifying for the Nasdaq Capital Market and then preparing a transfer application to trade the Company’s securities there among its requirements, the Company still intends an imminent filing of the Form F-4 in connection with its previously announced business combination, before a decision is made on the Company’s pending appeal.

As previously reported, the Company received written notice from the Nasdaq staff (the “Staff”) that the Company was not in compliance with the continued listing requirement to maintain a minimum MVLS of $50,000,000, as outlined in Nasdaq Listing Rule 5450(b)(2)(A). In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company received 180 calendar days, until November 6, 2023, to regain compliance whereby the Company’s common stock was required to meet or exceed $50,000,000 for at least ten consecutive business days. In addition, Staff determined that the Company did not comply with the minimum 400 total holders as required by Listing Rule 5450(a)(2) (the “Minimum Total Holders Rule”).

On December 4, 2023, the Company appealed the delisting determination to the Panel and requested that the stay of delisting, which otherwise would expire on December 19, 2023, pursuant to Rule 5815(a)(l)(B), be extended until the Panel issued a final decision on the matter. The Company provided a submission requesting a stay of delisting pending the hearing, which provided the reasons for the late filings and its plan to regain compliance. The Company prepared and presented to the Panel, in advance of the Panel Hearing that occurred on February 27, 2024, its plan of compliance with regard to the remaining deficiencies.

On March 13, 2024, the Panel issued a decision that granted the Company’s request to continue its listing on Nasdaq based on the information presented. The Hearing Panel had determined to grant the Company’s request for an exception until May 28, 2024 (the “Extension Period”). The compliance plan relied on the Company to file Form F-4 related to the announced Business Combination Agreement with Capital A Berhad signed on February 28, 2024. The Panel had then granted a deadline to file the Form F-4 by June 20, 2024.

On May 16, 2024, the Company had submitted evidence that the Company’s stockholders approved an amendment (the “Conversion Amendment Proposal”) to its Charter (the “Charter Amendment”). The Charter Amendment approved an amendment of certain restrictions on the Company’s Class B common stock. Effective May 15, 2024, Continental Stock Transfer & Trust Company, as the Company’s transfer agent, converted 2,874,999 of the 2,875,000 shares of Class B Common Stock issued and outstanding to Class A Common Stock. Following the conversion, the total number of shares of Class A Common Stock outstanding was 6,394,502 fulfilling the Company’s plan to regain compliance with the Market Value of Listed Securities set forth in the letter to the Nasdaq Panel sent on February 12, 2024.

The Company issued a Report on Form 8-K with the Securities and Exchange Commission (“SEC”), copies of which are available at www.sec.gov, regarding the delisting notice. The June 18, 2024, notice (the “Notice”) from the Panel indicated that the Company did not regain compliance with the Minimum Total Holders Rule or the MVLS rule during the Extension Period. Pursuant to the Notice, the Company requested the hearing before the Listing Council and is preparing a plan of compliance to the Listing Council on or before July 5, 2024. Pursuant to the previous compliance plan, the Company still intends to file Form F-4 before a decision is made on the Company’s appeal to the filing of Form 25-NSE. The Company’s supplementary compliance plan includes qualifying for the Nasdaq Capital Market and preparing a transfer application to trade the Company’s securities thereon.

About Aetherium Acquisition Corp.

Aetherium Acquisition Corp. is a blank check company formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Efforts to identify a prospective target business will not be limited to a particular business, industry sector, or geographical region, although it intends to focus on businesses in the education, training, and education technology (“EdTech”) industries, specifically in Asia (excluding China).

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements such as the Company’s plans to appeal the determination to the Panel and the outcome of the appeal from current expectations include, among others, the ability of the Company to appeal the determination to the Panel successfully, and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this release is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Aetherium Contact

Alex Lee, CFO

alex.lee@aetheriumcapital.com

Investor Contact

Crocker Coulson, CEO, AUM Media

+1 (646) 652-7185

crocker.coulson@aummedia.org